FOR IMMEDIATE RELEASE

Media	Investor Relations
Neil Hirsch	Christin O’Donnell
Media@Labcorp.com	Investor@Labcorp.com
Labcorp Announces Retirement of Dr. D. Gary Gilliland
from its Board of Directors

BURLINGTON, N.C., (December 10, 2025) — Labcorp Holdings Inc. (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced that Dr. D. Gary Gilliland will retire from its board of directors effective December 31, 2025.

“As one of the world’s leading physician-scientists and oncology executives, Dr. Gilliland’s extraordinary knowledge of all aspects of oncology and gene therapy have been invaluable to Labcorp,” said Adam Schechter, chairman and CEO. “We are grateful for his service of more than 10 years and unwavering commitment to advancing our mission to improve health and improve lives.”

“It has been an honor to serve on Labcorp’s board and help guide the evolution and growth of the organization,” said Dr. Gilliland. “I’m confident about the future as Labcorp continues to innovate, advancing important work to help transform patient care.”

Dr. Gilliland became a director of Labcorp in 2014 and has served on the Audit Committee and Quality and Compliance Committee. He has served as President and Director Emeritus of the Fred Hutchinson Cancer Research Center in Seattle since January 2020, and previously he served as the inaugural Vice Dean and Vice President for Precision Medicine at the University of Pennsylvania Perelman School of Medicine and Senior Vice President of Merck Research Laboratories and Oncology Franchise Head. He also was a member of the faculty at Harvard Medical School for nearly 20 years.

“Dr. Gilliland’s leadership, strategic insight and valuable perspective have been instrumental in strengthening Labcorp,” said Dr. Garheng Kong, lead independent director and chair of the Nominating and Corporate Governance Committee. “We deeply appreciate his commitment to positioning Labcorp as a trusted global leader in innovative laboratory services, while delivering meaningful value to our stakeholders.”

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company's nearly 70,000 employees serve clients in approximately 100 countries, provided support for more than 75% of the new drugs and therapeutic products approved in 2024 by the FDA, and perform more than 700 million tests annually for patients around the world. Learn more about us at www.labcorp.com.
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